Exhibit 99.4

September 18, 2006

Committee of Independent Directors of the Board of Directors
Reckson Associates Realty Corp.
225 Broadhollow Road
Melville, New York 11747-4883

Re:
Initially Filed Registration Statement on Form S-4 of
SL Green Realty Corp.

Madame and Gentlemen:

        Reference is made to our opinion letter, dated August 3, 2006, with respect to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the "Shares"), of Reckson Associates Realty Corp. (the "Company") of the Consideration (as defined in the opinion letter) to be received by such holders, taken in the aggregate, pursuant to the Agreement and Plan of Merger, dated as of August 3, 2006, among SL Green Realty Corp. ("Parent"), Wyoming Acquisition Corp., a wholly owned subsidiary of Parent, Wyoming Acquisition GP LLC, a wholly owned subsidiary of Parent ("Wyoming Acquisition GP"), Wyoming Acquisition Partnership LP, the general partner of which is Wyoming Acquisition GP, the Company and Reckson Operating Partnership, L.P., the general partner of which is the Company.

        The foregoing opinion letter was provided for the information and assistance of the Committee of Independent Directors of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above-referenced Registration Statement.

        In that regard, we hereby consent to the reference to our opinion under the captions "Summary—Fairness Opinion Regarding Merger Consideration," "Special Factors—Background of the Merger," "Special Factors—Reckson's Reasons for the Merger" and "Special Factors—Fairness Opinion Regarding Merger Consideration" and to the inclusion of the foregoing opinion in the Proxy Statement/Prospectus included in the above-mentioned Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned version of the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ GOLDMAN, SACHS & CO. (GOLDMAN, SACHS & CO.)